December 31, 2016

Re:    Renewal of Amended and Restated Retention Agreement
Dear John:
This letter is to serve as your notification that Ply Gem Industries, Inc. has elected to execute its Renewal Term right under your current Amended and Restated Retention Agreement dated December 31, 2008 for a period of one year. As such, all applicable rights and terms as outlined in your Amended and Restated Retention Agreement will remain in effect through December 31, 2017.
Please sign this letter in the space provided below as your acknowledgment and agreement of this Renewal Term agreement and return this original to me, and retain a copy for your own records.

Sincerely,

PLY GEM INDUSTRIES, INC.

By: /s/ Gary E. Robinette
Name: Gary E. Robinette
Title: President and Chief Executive Officer

Acknowledged and Agreed:

/s/ John C. Wayne
John C. Wayne